Exhibit 99.2

NorthWest Indiana Bancorp

Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	December 31,
	2003	2002
	(unaudited)

Assets
Cash and cash equivalents	$29,643	$35,200
Available-for-sale securities	53,672	56,002
Held-to-maturity securities	269	569
Federal Home Loan Bank Stock	2,707	2,672
Loans held for sale	614	601
Loans receivable	395,902	380,428
Less: allowance for loan losses	(3,803)	(3,635)

Net loans receivable	392,099	376,793
Premises and equipment	11,673	9,460
Foreclosed real estate	700	127
Other assets	5,166	6,578

Total assets	$496,543	$488,002

Liabilities and Stockholders’ Equity
Deposits	$412,260	$406,673
Borrowed funds	39,609	36,065
Accrued expenses and other liabilities	4,282	6,116

Total liabilities	456,151	448,854
Stockholders’ Equity	40,392	39,148

Total liabilities and stockholders’ equity	$496,543	$488,002

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2003	2002	2003	2002

Total interest income	$6,555	$6,993	$13,192	$13,845
Total interest expense	1,936	2,573	3,970	5,231

Net interest income	4,619	4,420	9,222	8,614
Provision for loan losses	140	150	260	280

Net interest income after provision for loan losses	4,479	4,270	8,962	8,334

Total noninterest income	806	657	1,550	1,293
Total noninterest expenses	2,947	2,728	5,870	5,330

Income before income tax expenses	2,338	2,199	4,642	4,297
Income tax expenses	872	832	1,733	1,624

Net Income	$1,466	$1,367	$2,909	$2,673

Selected Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Basic earnings per share	$0.53	$0.50	$1.06	$0.98
Net interest margin	4.04%	3.99%	4.06%	3.99%
Return on average assets	1.21%	1.17%	1.22%	1.18%
Return on average equity	14.58%	14.75%	14.56%	14.54%

	At
	June 30,	June 30,
	2003	2002

Stockholders’ equity as a percent of total assets	8.13%	8.14%
Book value per share	$14.72	$13.71